Exhibit 99.1

News Release

Enbridge Energy Partners, L.P. Prices 8 Million Class A Common Unit Offering

HOUSTON – (March 10, 2015) - Enbridge Energy Partners, L.P. (NYSE: EEP) (the “Partnership”) announced today that it has priced an underwritten public offering of 8 million of its Class A Common Units, representing limited partner interests, at $36.70 per Class A Common Unit, for total gross proceeds (before underwriters’ discounts and commissions and estimated offering expenses) of approximately $293.6 million. The offering is expected to close on March 13, 2015, subject to customary closing conditions. The Partnership also granted the underwriters a 30-day option to purchase up to an additional 1.2 million Class A Common Units.

The Partnership expects to use the net proceeds from the offering, including the proceeds from any exercise of the option to purchase additional Class A Common Units, to fund a portion of its capital expansion projects, for general partnership purposes or any combination of such purposes. Pending their use for such purposes, some or all of the net proceeds of this offering may be used to repay indebtedness or invested temporarily in short-term investment grade securities.

Barclays, Citigroup, J.P. Morgan and Morgan Stanley are joint book-running managers for the offering. The offering is made pursuant to an effective shelf registration statement and prospectus filed by the Partnership with the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Class A Common Units described herein, nor shall there be any sale of these Class A Common Units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. When available, copies of the prospectus supplement and accompanying base prospectus related to the offering may be obtained from the underwriters as follows:

Barclays

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Tel: (888) 603-5847

Email: barclaysprospectus@broadridge.com

Citigroup

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Telephone: (800) 831-9146

J.P. Morgan

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY 11717

Telephone: (866) 803-9204

Morgan Stanley

Attention: Prospectus Department

180 Varick Street, 2nd Floor

New York, NY 10014

You may also obtain these documents free of charge when they are available over the Internet at the SEC’s website at www.sec.gov.

About Enbridge Energy Partners, L.P.

Enbridge Partners owns and operates a diversified portfolio of crude oil and, through its interests in Midcoast Energy Partners, L.P. (“Midcoast Partners”), natural gas transportation systems in the United States. Its principal crude oil system is the largest pipeline transporter of growing oil production from western Canada and the North Dakota Bakken formation. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 17 percent of total U.S. oil imports. Midcoast Partners’ natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast areas, deliver approximately 2.5 billion cubic feet of natural gas daily. Enbridge Partners is recognized by Forbes as one of the 100 Most Trustworthy Companies in America.

Forward Looking Statements

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “target,” “will” and similar words. Although the Partnership believes that such forward-looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond the Partnership’s ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) the Partnership’s ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at the Partnership’s facilities or refineries, petrochemical plants, utilities or other businesses for which the Partnership transports products or to whom the Partnership sells products; (5) hazards and operating risks that may not be covered fully by insurance, including those related to Line 6B and any additional fines and penalties assessed in connection with the crude oil release on that line; (6) changes in or challenges to the Partnership’s tariff rates; (7) changes in laws or regulations to which the Partnership is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance; and (8) permitting at federal, state and local levels in regards to the construction of new assets.

Except to the extent required by law, we assume no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. Reference should also be made to the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2014 for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at the Partnership’s web site.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:

Sanjay Lad, CFA	Terri Larson, APR

Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (877) 496-8142

E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

Website: www.enbridgepartners.com

# # #